EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 Nos. 033-63359, 333-64977, 333-66419, 333-73188 and 333-101282 and Form S-3 No. 333-109892 of G&K Services, Inc. and in the related Prospectuses of our reports dated September 8, 2006, with respect to the consolidated financial statements and schedule of G&K Services, Inc.’s, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of G&K Services, Inc. included in this Form 10-K for the year ended July 1, 2006.

/s/ Ernst & Young LLP

Ernst & Young LLP

Minneapolis, Minnesota September 12, 2006